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                                                                    Exhibit 99.1

                [LETTERHEAD OF WASHINGTON GROUP INTERNATIONAL]

                              September 15, 2000

        MORRISON KNUDSEN SHAREHOLDERS APPROVE CHANGE OF COMPANY NAME TO
                        WASHINGTON GROUP INTERNATIONAL

     BOISE - Shareholders of Morrison Knudsen Corporation (MK--NYSE), meeting today in Boise, overwhelming approved a measure to change the company name to Washington Group International, Inc.

     More than 99 percent of the 48.5 million shares represented at the meeting voted to follow a recommendation from the MK Board of Directors that they vote to amend the company's certificate of incorporation to change the name. The company's ticker symbol on the New York Stock Exchange will become "WNG," effective Monday, September 18. The company has 52.4 million shares outstanding;
48.0 million shares were represented at today's shareholder meeting.

     The company has been operating as Washington Group International, Inc. since July 7 of this year when MK acquired the Raytheon Engineers & Constructors business unit of Raytheon Company, a transaction that doubled the size of the company.

     "We are now one company, going forward with a new name and with the size, financial strength, and cadre of talented employees to win and successfully complete the largest and most challenging projects found anywhere in the world," said Dennis R. Washington, chairman and chief executive officer of Washington Group. "Our company has regained its place in the top tier of the industry and the international prominence that MK held for so many years."

     Washington added that the company has more than $5 billion in annual revenues and a backlog of uncompleted projects of some $6.6 billion.

     "As of today, 38,000 employees in all 50 states of this country and in more than 40 other countries around the world have joined together in the pursuit of one goal: to become the best engineering and construction company in the world," Washington said. "All of our employees, whether they came from MK, Raytheon or Westinghouse, are rightfully proud of the rich histories of these legacy companies and determined to remember and build upon these legacies. The best is yet to come."

                                     -MORE

     Washington Group International has more than 38,000 employees at work in more than 40 countries around the world serving the energy, environmental, heavy-civil, industrial, mining, nuclear-services, operations and
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maintenance, power, process, pulp and paper, transportation, and water-resources markets as an engineer, constructor, and program manager.

                                    # # # #

This news release contains forward-looking statements within the meaning of the private securities litigation reform act of 1995, which are identified by the use of forward-looking terminology such as "may," "will," "could," "should," "expect," "anticipate," "intend," "plan," "estimate," or "continue" or the negative thereof or other variations thereof. Such forward-looking statements are necessarily based on various assumptions and estimates and are inherently subject to various risks and uncertainties, including risks and uncertainties relating to the possible invalidity of the underlying assumptions and estimates and possible changes or developments in social, economic, business industry, market, legal, and regulatory circumstances and conditions and actions taken or omitted to be taken by third parties, including the corporation's customers, suppliers, business partners, and competitors and legislative, regulatory, judicial, and other governmental authorities and officials.

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